EXHIBIT 99.1

For Immediate Release: February 05, 2007

OCCIDENTAL REPLACES 245 PERCENT OF 2006 PRODUCTION

LOS ANGELES -- Occidental Petroleum Corporation (NYSE: OXY) announced today that in 2006 the company's consolidated subsidiaries had preliminary proved reserve additions from all sources of 518 million barrels of oil equivalent (BOE) compared to production of 211 million BOE, for a production replacement rate of 245 percent. Occidental incurred $8.83 billion in costs for oil and gas property acquisitions and exploration and development activities. Included in the 2006 acquisitions cost is a related step-up for deferred income taxes of $1.34 billion for the purchase of Vintage Petroleum Inc. There was no goodwill recorded for this acquisition. At the end of 2006, Occidental's consolidated reserves-to-production ratio, assuming production remained at the 2006 level, was 13.6 years.

At year-end 2006, Occidental's worldwide proved reserves, on a consolidated basis, totaled 2.87 billion BOE compared to 2.57 billion BOE at the end of 2005.

The 2006 consolidated proved reserve additions totaled 518 million BOE. Acquisitions provided 63%, improved recovery 27%, extensions and discoveries 7% and revisions of previous estimates provided 3% of the total proved reserve additions.

Purchases of proved reserves added 326 million BOE, of which 143 million BOE were in the United States and 178 million BOE were in Latin America. The Vintage acquisition added proved reserves of 160 million BOE in Argentina and 8 million BOE in Bolivia with the remainder in the United States and Yemen, of which 66 percent were proved developed reserves.

Improved recovery added 141 million BOE of proved reserves. In the United States, improved recovery additions in the Permian Basin were 43 million BOE and in the Elk Hills field were 28 million BOE. Additions were 23 million BOE in Argentina and 11 million BOE in Colombia. Occidental has successfully implemented programs which include gas flood and water flood techniques as well as infill drilling and expansion of CO2 floods.

Reserve additions from extensions and discoveries, which result from successful exploitation programs, totaled 34 million BOE. These additions were 13 million BOE in the United States, 14 million BOE in the Middle East, and 7 million BOE in Argentina. Revisions of previous estimates added net reserves of 17 million BOE.

In 2006, Occidental increased proved developed reserves to 78 percent of total proved reserves from 74 percent at year-end 2005. The Dolphin project transferred 134 million BOE to the proved developed category during 2006, with 132 million BOE undeveloped reserves remaining at December 31, 2006 for this project. In the United States, the Elk Hills field transferred 56 million BOE and the Permian Basin transferred 33 million BOE into proved developed reserves from undeveloped.

For the three-year period, 2004-2006, Occidental's consolidated proved reserve additions totaled 1.141 billion BOE, and total production equaled 575 million BOE, for a reserve replacement rate of 198 percent. Over the past three years, Occidental incurred $14.76 billion in costs for property acquisitions and exploration and development activities, which includes the step-up for deferred income taxes of $1.34 billion for the purchase of Vintage Petroleum Inc. As a result of the seizure of the Ecuador Block 15 assets in May 2006, Occidental has classified its Block 15 operations as discontinued operations on a retrospective application basis. Disclosures in this press release are for continuing operations as of December 31, 2006; accordingly, Ecuador reserves and costs have been excluded.

Occidental also had investments in other interests that recorded 7 million BOE of proved reserve reductions in 2006 compared to production of 8 million BOE. These interests accounted for 30 million BOE of proved reserves at year-end 2006, compared to 45 million BOE at the end of 2005. On January 18, 2007, Occidental closed the sale of its 50-percent interest in the Russian Vanyoganneft Joint Venture in western Siberia to TNK-BP. The Russian Vanyoganneft Joint Venture proved reserves at year-end 2006 were 33 million BOE and costs incurred during 2006 were $26 million. These amounts have not been removed from the presentation of 2006 reserve numbers in this release.

During 2004-2006, proved reserve additions from the other interests were 5 million BOE, and production totaled 25 million BOE. During this three-year period, the costs incurred for property acquisitions and exploration and development activities for these other interests totaled $44 million.

Forward-Looking Statements

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells, global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher than expected costs; political risks; changes in tax rates; unrealized acquisition benefits or higher than expected integration costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through 1-888-699-7383 or at www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Lawrence P. Meriage (media)
310-443-6562
Christopher G. Stavros (investors)
212-603-8184

OIL AND GAS PRELIMINARY RESERVES

The following table sets forth Occidental's net interests in quantities of proved developed and undeveloped reserves of crude oil, condensate and natural gas, and changes in such quantities. Crude oil reserves (in millions of barrels) include condensate. Natural gas volumes (in billion cubic feet) have been converted to barrels of oil equivalent (BOE) based on energy content of 6,000 cubic feet of gas to one barrel of oil.

	Consolidated Subsidiaries			Other Interests
	------------------			------------------
(million BOE)	Oil	Gas	BOE	Oil	Gas	BOE
===============================	=====	=====	=====	=====	=====	=====
PROVED DEVELOPED AND UNDEVELOPED RESERVES
Balance at December 31, 2003	1,884	2,585	2,316	48	9	50
Revisions of previous estimates	8	241	48	5	(9)	3
Improved recovery	88	185	120	1	--	1
Extensions and discoveries	12	191	43	2	--	2
Purchases of proved reserves	39	7	40	(4)	--	(4)
Sales of proved reserves	--	(1)	--	--	--	--
Production	(142)	(233)	(181)	(9)	--	(9)
-------------------------------	-----	-----	-----	-----	-----	-----
Balance at December 31, 2004	1,889	2,975	2,386	43	--	43
Revisions of previous estimates	(18)	30	(13)	8	6	9
Improved recovery	107	131	129	--	--	--
Extensions and discoveries	46	427	117	1	--	1
Purchases of proved reserves	112	164	139	--	--	--
Sales of proved reserves	(8)	(3)	(9)	--	--	--
Production	(142)	(246)	(183)	(7)	(6)	(8)
-------------------------------	-----	-----	-----	-----	-----	-----
Balance at December 31, 2005	1,986	3,478	2,566	45	--	45
Revisions of previous estimates	22	(28)	17	(7)	8	(6)
Improved recovery	118	136	141	(1)	--	(1)
Extensions and discoveries	24	59	34	--	--	--
Purchases of proved reserves	254	435	326	--	--	--
Sales of proved reserves	(4)	(2)	(4)	--	--	--
Production	(166)	(268)	(211)	(7)	(8)	(8)
-------------------------------	-----	-----	-----	-----	-----	-----
Balance at December 31, 2006	2,234	3,810	2,869	30	--	30
===============================	=====	=====	=====	=====	=====	=====
PROVED DEVELOPED RESERVES (a)
December 31, 2003	1,543	1,803	1,844	35	9	37
===============================	=====	=====	=====	=====	=====	=====
December 31, 2004	1,539	1,839	1,846	37	--	37
===============================	=====	=====	=====	=====	=====	=====
December 31, 2005	1,558	1,999	1,891	37	--	37
===============================	=====	=====	=====	=====	=====	=====
December 31, 2006	1,788	2,718	2,241	23	--	23
===============================	=====	=====	=====	=====	=====	=====

(a) Approximately four percent of the proved developed oil reserves and approximately 22 percent of the proved developed gas reserves at December 31, 2006 are non-producing. Plans are to begin producing these reserves in 2007.

PRELIMINARY COSTS INCURRED

Occidental's 2006, 2005 and 2004 costs incurred in oil and gas property acquisition, exploration and development activities, whether capitalized or expensed, were as follows:

(in millions)	Consolidated Subsidiaries	Other Interests (c)
===============================	=================	=================
FOR THE YEAR ENDED DECEMBER 31, 2006
Property Acquisition Costs (a)
Proved Properties	$ 4,899	$ --
Unproved Properties	1,142	--
Exploration Costs	315	1
Development Costs	2,470	32
	-------	-------
Costs Incurred (b)	$8,826	$ 33
================================	=======	=======
FOR THE YEAR ENDED DECEMBER 31, 2005
Property Acquisition Costs
Proved Properties	$ 1,782	$ --
Unproved Properties	398	--
Exploration Costs	244	(2)
Development Costs	1,846	15
	-------	-------
Costs Incurred (b)	$ 4,270	$ 13
================================	=======	=======
FOR THE YEAR ENDED DECEMBER 31, 2004
Property Acquisition Costs
Proved Properties	$ 158	$ (12)
Unproved Properties	8	--
Exploration Costs	137	--
Development Costs	1,361	10
	-------	-------
Costs Incurred (b)	$ 1,664	$ (2)
================================	=======	=======

(a) Includes acquisition costs and related step-up for deferred income taxes of $1.34 billion for the purchase of Vintage Petroleum Inc. There was no goodwill recorded for this acquisition.

(b) Excludes capitalized CO2 of $64 million in 2006, $59 million in 2005 and $54 million in 2004.

(c) Includes equity investees' costs in Russia (sold in 2007) and Yemen, partially offset by minority interests in a Colombian affiliate.

PRELIMINARY 5-YEAR DATA

CONSOLIDATED SUBSIDIARIES

	Reserve Additions (Million BOE)	Production (Million BOE)	Costs Incurred ($ Millions)
=========	=============	=============	============
2002	234	175	1,115
2003	340	181	1,498
2004	251	181	1,664
2005	372	183	4,270
2006	518	211	8,826*
3-Year Average	380	192	4,920
5-Year Average	343	186	3,475

Reserves Replacement

(Million BOE)

	Revisions	Improved Recovery	Extensions Discoveries	Acquisitions	Total
=========	=========	==========	===========	============	=====
2002	(8)	137	39	66	234
2003	6	97	130	107	340
2004	48	120	43	40	251
2005	(13)	129	117	139	372
2006	17	141	34	326	518
3-Year Average	17	130	65	168	380
5-Year Average	10	125	72	136	343

Costs Incurred

($ Millions)

	Acquisitions	Exploration Costs	Development Costs	Total
=========	============	============	============	=====
2002	192	109	814	1,115
2003	368	88	1,042	1,498
2004	166	137	1,361	1,664
2005	2,180	244	1,846	4,270
2006	6,041	315	2,470	8,826*
3-Year Average	2,796	232	1,892	4,920
5-Year Average	1,789	179	1,507	3,475

*	Includes acquisition costs and related step-up for deferred income taxes of $1.34 billion for the purchase of Vintage Petroleum Inc. There was no goodwill recorded for this acquisition.